Exhibit 4.3

FIFTH SUPPLEMENTAL INDENTURE

Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of December 16, 2014, among Forest Oil Corporation, a New York corporation (the “Successor Issuer”), Sabine Oil & Gas LLC (f/k/a NFR Oil & Gas Energy LLC), a Delaware limited liability company (the “Original Issuer”), Sabine Oil & Gas Finance Corporation (f/k/a NFR Oil & Gas Energy Finance Corporation), a Delaware corporation (the “Original Co-Issuer” and, together with the Original Issuer, the “Original Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Original Issuers has heretofore executed and delivered to the Trustee an Indenture, dated as of February 12, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), providing for the issuance of 9.75% Senior Notes due 2017 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of May 5, 2014, as amended and restated on July 9, 2014, on December 16, 2014, the Original Issuer was contributed to Forest Oil Corporation and subsequently merged with and into Forest Oil Corporation with Forest Oil Corporation surviving such merger (the “Merger”);

WHEREAS, Sections 5.01 and 5.02 of the Indenture provide that under the circumstances set forth therein, the Successor Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Issuer shall unconditionally assume all of the Obligations of the Original Issuers under the Indenture and the Notes on the terms and conditions set forth therein;

WHEREAS, immediately after the Merger, no Default or Event of Default exists;

WHEREAS, all covenants and conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed;

WHEREAS, the Original Issuers and the Successor Issuer have (i) requested and hereby request that the Trustee join with the Original Issuers and the Successor Issuer in the execution of this Supplemental Indenture and (ii) provided the Trustee with resolutions of the Successor Issuer’s board of directors authorizing the execution of this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Successor Issuer and the Original Issuers are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO ASSUME OBLIGATIONS. The Successor Issuer hereby unconditionally assumes all obligations of the Original Issuers, on the terms and subject to the conditions set forth in Article 5 of the Indenture, and agree to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of an “Issuer” under the Indenture.

3. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. RATIFICATION, CONFIRMATION AND PRESERVATION OF INDENTURE. Except as expressly supplemented hereby, the Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved and the provisions thereof shall be applicable to the Notes and this Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the parties hereto, this Supplemental Indenture shall form a part of the Indenture for all purposes, and the parties hereto and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the “Indenture,” whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

5. INDENTURE AND SUPPLEMENTAL INDENTURE CONSTRUED TOGETHER. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together for all purposes.

6. BENEFITS OF SUPPLEMENTAL INDENTURE. Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture or this Supplemental Indenture.

7. CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

8. SUCCESSORS. All agreements of the Successor Issuer in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9. THE TRUSTEE. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The statements and recitals herein are deemed to be those of the Successor Issuer and the Original Issuers and not of the Trustee and the Trustee assumes no responsibility for their correctness.

10. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

11. HEADINGS, ETC. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

12. SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Successor Issuer: FOREST OIL CORPORATION

By:	/s/ David Sambrooks
Name:	David Sambrooks
Title:	President & CEO

Original Issuer: SABINE OIL & GAS LLC

By:	/s/ David Sambrooks
Name:	David Sambrooks
Title:	President & CEO

Original Co-Issuer: SABINE OIL & GAS FINANCE CORPORATION

By:	/s/ David Sambrooks
Name:	David Sambrooks
Title:	President & CEO

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THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Michael Countryman
Name:	Michael Countryman
Title:	Vice President

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